As filed with the Securities and Exchange Commission on June 9, 2021
Registration No. 333-179688
Registration No. 333-202435
Registration No. 333-224655

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-179688
Form S-8 Registration Statement No. 333-202435
Form S-8 Registration Statement No. 333-224655
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	14-0689340 (I.R.S. Employer Identification No.)
5 Necco Street
Boston, Massachusetts 02210
(617) 443-3000
(Address of Principal Executive Offices, Zip Code)

GE Retirement Savings Plan
(Full title of the Plan)

Christoph A. Pereira
Vice President, Chief Risk Officer
General Electric Company
5 Necco Street
Boston, Massachusetts 02210
(617) 443-3000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer
Non-accelerated filer		Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

TERMINATION OF REGISTRATION
This Post-Effective Amendment, filed by General Electric Company, a New York corporation (the “Company”), and the General Electric RSP U.S. Equity Fund (“U.S. Equity Fund”) and the General Electric RSP Income Fund (“Income Fund” and, together with the U.S. Equity Fund, the “Funds”) under the GE Retirement Savings Plan, relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by the Company and the Funds:
•Registration Statement No. 333-179688, filed with the SEC on February 24, 2012, pertaining to the registration of 40,000,000 U.S. Equity Fund (formerly the GE S&S U.S. Equity Fund) Units and 100,000,000 Income Fund (formerly the GE S&S Income Fund) Units to be offered and sold under the GE Retirement Savings Plan (formerly the GE Savings and Security Program).
•Registration Statement No. 333-202435, filed with the SEC on March 2, 2015, pertaining to the registration of 75,000,000 U.S. Equity Fund Units and 85,000,000 Income Fund Units to be offered and sold under the GE Retirement Savings Plan.
•Registration Statement No. 333-224655, filed with the SEC on May 3, 2018, pertaining to the registration of 30,000,000 U.S. Equity Fund Units and 85,000,000 Income Fund Units to be offered and sold under the GE Retirement Savings Plan.
The Company has stopped accepting investments in the Funds, and they have been reorganized into third-party offered and managed mutual funds. Accordingly the Company is no longer issuing U.S. Equity Fund Units or Income Fund Units under the GE Retirement Savings Plan, and the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration the U.S. Equity Fund Units and Income Fund Units that were registered under the Registration Statements and that remain unsold as of the date hereof. For the avoidance of doubt, the removal from registration of the U.S. Equity Fund Units and Income Fund Units does not impact the Company’s offering of shares of the Company’s common stock and plan interests under the GE Retirement Savings Plan, which remains ongoing.

SIGNATURES
The Company. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 9th day of June, 2021.

GENERAL ELECTRIC COMPANY

By:	/s/ Christoph A. Pereira
Name:	Christoph A. Pereira
Title:	Vice President, Chief Risk Officer

The General Electric RSP U.S. Equity Fund. Pursuant to the requirements of the Securities Act, the trustees of the General Electric RSP U.S. Equity Fund have duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 9th day of June, 2021.

GENERAL ELECTRIC RSP U.S. EQUITY FUND

By:	/s/ Christoph A. Pereira
Name:	Christoph A. Pereira
Title:	Attorney-in-Fact

The General Electric RSP Income Fund. Pursuant to the requirements of the Securities Act, the trustees of the General Electric RSP Income Fund have duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 9th day of June, 2021.

GENERAL ELECTRIC RSP INCOME FUND

By:	/s/ Christoph A. Pereira
Name:	Christoph A. Pereira
Title:	Attorney-in-Fact

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the specified Registration Statements.